Exhibit 10.1

SETTLEMENT, SHARE SALE & RELEASE AGREEMENT

THIS AGREEMENT MADE AS OF THE 22ND DAY OF APRIL 2009;

BETWEEN:

SCOUT EXPLORATION INC.
a corporation incorporated under the laws of the State of Nevada USA, having an office in the City of Vancouver, Province of British Columbia
(“Scout”)

and

BRIAN MAHOOD
Businessman, residing in the City of Calgary, Province of Alberta
(“Mahood”)

and
KERRISDALE RESOURCES LTD.
a corporation incorporated under the laws of Alberta,
having an office in the City of City of Calgary, Province of Alberta that is the wholly owned subsidiary of Scout
(“Corporation”)

and

KERRISDALE CONSULTING INC.
a corporation incorporated under the laws of Alberta,
having an office in the City of City of Calgary, Province of Alberta that is owned, controlled and managed by Mahood
(“Kerrisdale”)

WHEREAS:

A.
The Parties hereto are parties to a Share Purchase Agreement dated effective January 1, 2008, under which Scout as “Purchaser” agreed with Mahood as “Vendor” to purchase all the issued securities of the Corporation that were owned by Mahood alone – 100 Class “A” Common Voting Shares – the “Shares” for a purchase price of Cdn $775,000.00 – the “Purchase Price” – the “Agreement”.  Scout paid $425,000 of the Purchase Price to the closing of the Agreement.

B.
The Agreement provides that a portion of the Purchase Price be paid by the Corporation for Scout as its parent corporation after the closing of the Agreement,  in an amount to be paid of $350,000.00 under post-closing, interest bearing payment provisions, the intent being that the Corporation would finance for Scout, the balance of the purchase payable by Scout from the Corporation’s cash flow from operations.

C.
The Parties agreed to amend the Agreement under the “Share Purchase Agreement – Amendment Agreement” entered into amongst the Parties effective December 31, 2008, under which the Purchase Price was increased by $10,000.00 to $785,000.00, and the Corporation for Scout, paid Mahood $35,000.00 of the balance of the Purchase Price, the balance remaining to be paid over time under the Agreement then being reduced to $325,000.00, the portion of the Purchase Price having been paid by Scout and the Corporation to Mahood being $460,000.00 – such agreements shall be referred to collectively as the “Agreements”.

D.
Pursuant to the Agreements and as security to Mahood for the payment in full of the balance of the Purchase Price, the Corporation issued to Mahood a General Security Agreement over and in respect of its assets, for the balance owing under the Purchase Price obligation of Scout to Mahood, registered in Alberta under the Personal Property Security Act as Registration 08061834982 on June 18, 2008 – the “GSA”.

E.
The cash flow from operations of the Corporation have not been sufficient to fund the obligations of Scout and the Corporation as joint obligors to Mahood under the Agreements for the payment of the balance of the Purchase Price, to enable the Corporation to keep current on its term payments under the Agreements and the GSA.

F.
Mahood has agreed with Scout and the Corporation to forego his right to collect the balance of the Purchase Price owing to him under the Agreements on the condition that Scout sell him the Shares for $1.00; and that all Parties involved in the Agreements release each other.

NOW THEREFORE in consideration of the Recitals to this Agreement which are included herein by this reference, and the mutual covenants contained herein the sufficiency of which consideration is acknowledged by the Parties hereto, the Parties agree as follows:

DEFINITIONS

1.	“Closing Date” means such date, time and place as the Parties agree for the closing of the transactions comprising this Settlement Agreement, namely on June 16, 2009.

2.	“Effective Date” means the date this Settlement Agreement becomes effective; namely the same date set out at the head of this Settlement Agreement – April 1, 2009 at 12:01 a.m. MST.

3.
“Management Agreement” means the agreement entered into between Scout and Kerrisdale, dated as of January 1, 2008, under which Kerrisdale has been retained by Scout to provide management services for the Corporation.

4.
“Rental Arrangement” means the agreement entered into between the Corporation and Kerrisdale and contained in the Agreements, wherein Kerrisdale has agreed to provide the use of space to the Corporation in premises that Kerrisdale leases in the building with an address of 600, 600 – 6th Avenue S.W. Calgary Alberta T2P 0S5.

5.
“Settlement Agreement” means this agreement and in all agreements, instruments and documents relating hereto, entered into and delivered on the Closing Date among the Parties, and if applicable, thereafter.

6.	“Three Parties” means jointly and severally, Scout, the Corporation and Mahood;

7.
“Unpaid Purchase Price” means that portion of the Purchase Price payable by Scout and the Corporation to Mahood under the Agreements and the GSA remaining for them to pay Mahood to the Effective Date for the purchase of the Shares, plus all interest that shall have accrued due for payment on such amount from and after April 1, 2009 as provided in the Agreements, the principal portion of which is $325,000.00.

8.	The expressions defined in the Recitals hereto shall have those defined meanings when used in this Settlement Agreement and in all agreements, instruments and documents relating hereto.

9.
Except to the extent an expression is defined anew in this Settlement Agreement, all definitions contained in the Agreements and the GSA shall have the same meanings when used in this Settlement Agreement and in all agreements, instruments and documents relating hereto

MERGER OF AGREEMENTS, RIGHTS AND OBLIGATIONS OF THE PARTIES

10.
The Parties’ entering into of this Settlement Agreement shall witness the Parties’ agreement to merge all their rights and obligations contained in and relating to the Agreements, the GSA, the Management Agreement and the Rental Arrangement, and all agreements, instruments and documents relating thereto and the release of the Parties from any and against and in respect of all terms and conditions of those instruments.

SETTLEMENT & DISCHARGE OF RIGHTS & OBLIGATIONS

11.	Upon the closing to all Parties’ satisfaction of the terms and conditions of this Settlement Agreement upon the Closing Date, and effective as of the Effective Date:

(a)	The Three Parties agree that the Agreements, the GSA, the Management Agreement and are terminated;

(b)	Kerrisdale and Scout agree that the Rental Arrangement is terminated;

(c)
The Three Parties agree that any and all obligations that accrued amongst or between the Three Parties to the Effective Date under the Agreements, the GSA and the Management Agreement and that remain to be discharged in whole or in part as of the Closing Date, are hereby fully and absolutely discharged and settled in full;

(d)
Kerrisdale and Scout agree that any and all obligations that accrued between them to the Effective Date under the Rental Arrangement and that remain to be discharged in whole or in part as of the Closing Date, are hereby fully and absolutely discharged and settled in full;

(e)
The Three Parties agree that any and all rights that each of the Three Parties held amongst or between the Three Parties to the Effective Date under the Agreements, the GSA, and the Management Agreement and that remain to each such Party’s account as of the Closing Date, are hereby fully and absolutely released and are of no further validity or enforceability;

(f)
Kerrisdale and Scout agree that any and all rights that each of them held between themselves to the Effective Date under the Rental Arrangement and that remain to each such Party’s account as of the Closing Date, are hereby fully and absolutely released and are of no further validity or enforceability;

(g)
Mahood fully and absolutely releases Scout and the Corporation jointly and severally, their officers, directors, employees, agents, professional advisors, contractors, associated and affiliated corporations, their successors and assignees, from any and all claims, liabilities or obligations in relation to all prior association and conduct between them whatsoever and however arising and for all work, services and products rendered or delivered by and between them under the Agreements and the GSA, including any and all claims in contract, in equity and in quantum meruit;

(h)	Scout and the Corporation jointly and severally fully and absolutely release Mahood, his employees, agents, professional advisors, contractors, associated and affiliated corporations, their successors and assignees, from any and all claims, liabilities or obligations in relation to all prior association and conduct between them whatsoever and however arising and for all work, services and products rendered or delivered by and between them under the Agreements and the GSA, including any and all claims in contract, in equity and in quantum meruit;

(i)
Kerrisdale fully and absolutely releases Scout and the Corporation jointly and severally, their officers, directors, employees, agents, professional advisors, contractors, associated and affiliated corporations, their successors and assignees, from any and all claims, liabilities or obligations in relation to all prior association and conduct between them whatsoever and however arising in any and all ways between them under the Rental Arrangement, including any and all claims in contract, in equity and in quantum meruit;

(j)
Scout and the Corporation jointly and severally fully and absolutely release Kerrisdale, its officers, directors, employees, agents, professional advisors, contractors, associated and affiliated corporations, their successors and assignees, from any and all claims, liabilities or obligations in relation to all prior association and conduct between them whatsoever and however arising in any and all ways between them under the Rental Arrangement, including any and all claims in contract, in equity and in quantum meruit;

(k)
The Corporation fully and absolutely releases Scout, its officers, directors, employees, agents, professional advisors, contractors, associated and affiliated corporations, their successors and assignees, from any and all claims, liabilities or obligations in relation to all prior association and conduct between them whatsoever and however arising in any and all ways between them, including any and all claims in contract, in equity and in quantum meruit;

(l)
Scout fully and absolutely releases the Corporation, its officers, directors, employees, agents, professional advisors, contractors, associated and affiliated corporations, their successors and assignees, from any and all claims, liabilities or obligations in relation to all prior association and conduct between them whatsoever and however arising in any and all ways between them, including any and all claims in contract, in equity and in quantum meruit;

(m)
Notwithstanding particular covenants, representations, warranties, terms and conditions of this Settlement Agreement, each of the Parties effecting a release to one or more other Parties hereto as provided above, hereby agrees to indemnify and hold harmless each Party so released, from and against any and all claims, damages, suits, proceedings, causes of action, and all other third party liability that has arisen, now exists or that might arise by, through and under the conduct, acts and omissions of such releasing Party in its having held the status of such Party in the affairs and agreements between and amongst the Parties that are the subject of those releases, which indemnification shall include all legal fees (on a solicitor and own client basis) related costs and expenses that an indemnified Party might sustain or pay in regard to its defence of any such matter for which such an indemnity is now granted, including any and all proceedings that indemnified Party might be required to maintain against the indemnifying Party to cause that indemnifying party to perform and discharge its obligations of indemnity hereunder.

TERMS AND CONDITIONS FOR SETTLEMENT

12.	At the closing on the Closing Date and as of the Effective Date:

(a)	Scout’s Performance Obligations

(i)	Scout shall sign and deliver to Mahood a Transfer of the Shares for consideration payable by Mahood to Scout of $1.00;

(ii)
Scout shall cause to be signed and delivered to Mahood a Resignation of Mr. Jason Walsh, as both a Director and as the President and Secretary-Treasurer of the Corporation; and if since the entering into of the Agreements, Scout has caused any other directors to be elected for the Corporation or any other officers to be appointed by the Board of Directors of the Corporation, Scout shall also cause to be delivered resignations from such person or persons;

(iii)	Scout shall cause the Board of Directors of the Corporation to sign Consent Resolutions to conduct the following business for the Corporation;

(A)	To approve the transfer of the Shares from Scout to Mahood and to issue a replacement Share certificate therefor in the name of Mahood;

(B)	To approve the change of counsel, auditors, accountants and registered and records office of the Corporation to:

(1)	Counsel – Colin Q. Winter Professional Corporation, 240, 600 – 6th Avenue S.W. Calgary Alberta T2P 0S5;
(2)	Accountants – Jim Robinson C.A.
(3)	Registered & Records Office – c/o Colin Q. Winter Professional Corporation, 240, 600 – 6th Avenue S.W. Calgary Alberta T2P 0S5;

(iv)
Scout shall cause the Board of Directors of the Corporation to sign and deliver a replacement certificate for the certificate for the Shares, issued in the name of Mahood on the Effective Date for 100 Class “A” Common Shares of the Corporation;

(v)
Scout shall cause counsel of its choice for Scout, to issue an opinion letter to Mahood, for the specific and limited purposes of this Agreement, that to the Closing Date Scout has not in any way at law or in equity, alienated or burdened any or all its rights in and to the Shares, including by way of hypothecation, pledge, the granting of legal or equitable rights of charge or security therein, conditional sale, assignment and transfer to and including the Closing Date;

(vi)
Scout shall cause all counsel for both Scout and the Corporation, including Hemsworth Schmidt Barristers & Solicitors of Vancouver, B.C., and Hustwick Hodgson & Payne Barristers & Solicitors of Edmonton Alberta, to issue releases to the Corporation as to any and all outstanding obligations for the payment of fees, disbursements, other charges and GST to such firms accruing to the Closing Date;

(vii)	Scout shall cause all accountants and auditors for both Scout and the Corporation, including MacKay LLP, Chartered Accountants of Vancouver, B.C., to issue releases to the Corporation as to any and all outstanding obligations for the payment of fees, disbursements, other charges and GST to such firms accruing to the Closing Date;

(viii)
Board of Directors of the Corporation to sign and deliver a replacement certificate for the certificate for the Shares, issued in the name of Mahood on the Effective Date for 100 Class “A” Common Shares of the Corporation;

(ix)
From and after April 22, 2009, to and including the Closing Date, Scout shall not permit any signing officer of the Corporation on its bank account(s) to sign any cheques, authorize any draws or use to any purpose the money in the bank account(s) of the Corporation on that date and the money that might be deposited into such bank account(s) from and after that date, Mahood to retain the right to sign and deliver any and all payments he believes in good faith and in the best interests of the Corporation to be paid to and including the Closing Date (but which payments if made, shall not be made to Mahood, any person related or associated with Mahood or to any legal entity in which Mahood holds any legal or beneficial rights, unless and until Mahood obtains the written consent of a representative of Scout so to do) and Mahood shall deliver to Scout at the closing a full list of such cheques and all draws or other withdrawals of money from the bank account(s) to the Closing Date;

(x)
No later than 48 hours before the agreed time for the closing on the Closing Date, Scout shall deliver to counsel for Mahood a copy of Scout’s proposed Press Release and Mahood shall have an opportunity to comment on the content of that Release;

(xi)	Scout shall cause to be delivered to Mahood the Closing Book and Seal for the Corporation.

13.	At the closing on the Closing Date and as of the Effective Date:

(a)	Mahood’s Performance Obligations

(i)
Mahood shall deliver to counsel for Scout a Discharge of Security Interest from Mahood to the Corporation under the GSA; and immediately following the closing, Mahood shall cause to be filed a Discharge of Financing Statement in the Personal Property Registry for the Province of Alberta under the Personal Property Security Act RSA in respect of the registration made by Mahood as Secured Party against the Corporation as Debtor 08061834982 that Mahood caused to be registered on June 18, 2008; and shall then cause to be delivered to Scout or its counsel as Scout shall choose at or before the closing hereof, a copy of the confirmation of registration of that Discharge

(ii)	Mahood shall accept delivery of Scout’s and where applicable, the Corporation’s, obligations for delivery at the closing.

14.
There shall not be any adjustments made or to be made amongst the Parties at the closing in respect of liabilities of the Corporation arising both before and after the Effective Date;  however, the Corporation shall not be liable for any unpaid invoices of or for work in progress not to that date invoiced, of accountants, auditors and lawyers that have acted or that may act for either or both Scout and the Corporation.  Accordingly, Mahood shall accept the transfer of the Shares in the Corporation and cause the Corporation to pay all other liabilities of the Corporation to the Closing Date, and all cash in the bank account(s) of the Corporation and all receivables of the Corporation as at the Closing Date shall remain the property of the Corporation as acquired by Mahood on the Closing Date.

15.
Mahood, as new owner of the Corporation on the Closing Date, shall assume the responsibility for and shall cause to be prepared the stub-year financial statements of the Corporation to the Closing Date and the Income Tax Act RSC return for that fiscal period; for which from the date of signing hereof, Scout and its representatives shall co-operate fully with Mahood, his agents and contractors and the agents and contractors of the Corporation in respect of the Corporation’s securing for its own record and use the financial records of the Corporation and whatever assistance Mahood and the Corporation may require for the completion of such financial statements and the preparation and filing of that return.

TERMS AND CONDITIONS FOR THE TRANSFER OF THE SHARES

16.	At the closing on the Closing Date and as of the Effective Date:

(a)	Scout’s Representations, Warranties & Covenants

(i)
Scout by this instrument represents and warrants to Mahood the same representations and warranties Mahood, as “Vendor” in the Agreement, made to Scout as “Purchaser” in the Agreement, as set out in Clause 4.1 thereof, which representations and warranties are included in this Settlement Agreement by this reference, subject to these provisos:

(A)	All references to “the Company” shall be to the Corporation;

(B)	Clause 4.1(cc) shall be deleted;

(C)	Clause 4.1(dd) shall have inserted for “Brian Mahood – President, Secretary and Director” – “Jason Walsh – President, Secretary Treasurer and Director”;

(ii)
Scout by this instrument makes the covenants to Mahood that Mahood, as “Vendor” in the Agreement, made to Scout as “Purchaser” in the Agreement, as set out in Clause 4.2 to 4.8 thereof, which covenants are included in this Settlement Agreement by this reference, subject to these provisos:

(A)	All references to “the Company” shall be to the Corporation;

(B)	In Clause 4.2(b) vi) “thirty (30) days” shall be replaced with “fifteen (15) days”;

(C)	In Clause 4.6 “$700,000.00” shall be replaced with “$50,000.00”;

(b)	Mahood’s Representations, Warranties & Covenants

(i)
Mahood by this instrument represents and warrants to, and makes covenants to Scout and agrees to be bound by the same representations, warranties an covenants that Scout, as “Purchaser” in the Agreement, made to Mahood as “Vendor” in the Agreement, as set out in Clause 5.1 to 5.3 (numbered in error in the Agreement as a second Clause 5.2) thereof, which representations, warranties and covenants are included in this Settlement Agreement by this reference, subject to these provisos:

(A)	All references to “the Company” shall be to the Corporation;

(B)	Clause 5.1(a) shall be deleted;

(C)	Wherever references in the applicable Clauses are made to the Purchaser as a corporate entity, such references shall be ignored; to which purpose Clause 5.1(c)(i) shall be deleted.

(c)	Scout & Mahood Conditions Precedent and Closing Arrangements

(i)
Mahood and Scout by this instrument agree to be bound by the same terms and conditions of Clauses 6.1 to 6.5, Clauses 7.1 to 7.3 and Clauses 8.1 to 8.7 of the Agreement that Scout, as “Purchaser” in the Agreement, agreed with Mahood as “Vendor” in the Agreement, with such terms and conditions to apply to Scout and Mahood as current Share vendor to Share purchaser respectively, which terms and conditions are included in this Settlement Agreement by this reference, subject to these provisos:

(A)	All references to “the Company” shall be to the Corporation;

(B)	In Clause 7.1, The time for closing on the Closing Date shall be as agreed in this Settlement Agreement;

(C)	Clause 7.2(e) shall be deleted;

(D)	Clauses 7.3(a) to 7.3(e) shall be deleted

17.
If the closing of this Agreement does not occur on or prior to the Closing Date, no Party to this Settlement Agreement shall have any further obligations hereunder, and this Settlement Agreement shall be of no further force or effect.

CONFIDENTIALITY

18.
The Parties shall keep confidential the entering into of this Settlement Agreement and its terms and conditions except for disclosure as required by law and by operation and management of either Party’s affairs.

GENERAL PROVISIONS

19.	This Settlement Agreement shall be binding upon the Parties hereto and their successors and assignees where applicable.

20.
In the event that any provision in this Settlement Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions shall be and remain in full force and effect.

21.	The waiver by any Party or breach or violation of any provision of this Settlement Agreement shall not operate or be construed, as a waiver of any similar subsequent breach or violation of it.

22.	Any modification to this Settlement Agreement must be in writing and signed by all the Parties or it shall have no effect and shall be void.

23.	This Settlement Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, as they were on the date of execution of this Agreement.

24.
The Parties shall sign and deliver amongst themselves such additional and further agreements, instruments and documents as their counsel may consider necessary or advisable to effect and discharge the purposes and intent of this Settlement Agreement.

25.	The headings utilized in this Settlement Agreement are for convenience only and are not to be covenants and agreements contained in this Settlement Agreement.

26.
This Settlement Agreement supersedes all prior written and oral agreements and arrangements among the Parties in any way relating to all or any portion of the obligations referred to and settled under this Settlement Agreement.

IN WITNESS WHEREOF the parties have executed this Settlement Agreement as of the day and year first above written.

SCOUT EXPLORATION INC. Per: ____________________	KERRISDALE RESOURCES LTD. Per: ____________________
Duly Authorized Officer	Duly Authorized Officer

KERRISDALE CONSULTING INC. Per: ____________________
Brian Mahood, President

________________________________	________________________________
Witness to the signature of Brian Mahood	Brian Mahood